UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2014

RTI International Metals, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-14437	51-2115953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 5th Floor
1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 893-0026

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported in the Current Report on Form 8-K filed by RTI International Metals, Inc. (NYSE: RTI) (the “Company” or “RTI”) on June 25, 2014 (the “Initial 8-K”), the Company announced that, effective July 1, 2014, Michael G. McAuley would assume the title of Senior Vice President, Chief Financial Officer and Treasurer of the Company. At the time of filing of the Initial 8-K, the Company noted that it expected to enter into an employment agreement with Mr. McAuley that was substantively identical to the letter agreements previously entered into between the Company and its other executive officers. Item 5.02 of the Initial 8-K is hereby amended to add the information provided below regarding the terms of Mr. McAuley’s letter agreement and related documents.

(e) On July 1, 2014, the Company entered into a letter agreement setting forth the initial terms of Mr. McAuley’s employment (the “Employment Agreement”). The Employment Agreement has an initial term of two (2) years and thereafter will be extended automatically for one (1) additional year unless written notice is timely given. Pursuant to the terms of the Employment Agreement, Mr. McAuley’s initial base salary will be $375,000 per year, which may be increased from time to time in the Company’s sole discretion, and he will be eligible for annual bonuses and participation in the Company’s stock incentive plan. Mr. McAuley will participate in all other elements of the Company’s executive compensation and benefit programs as described in the Company’s 2014 proxy statement.

The Company may terminate Mr. McAuley’s employment for any reason, including for cause, by providing written notice. In the event of termination for cause or voluntary termination by Mr. McAuley, the right to receive compensation under the Employment Agreement will terminate and no further compensation will be paid, other than accrued and unpaid base salary. In the event of termination without cause, Mr. McAuley is entitled to the benefits under the Company’s Non-Change in Control Severance Policy, on the same terms as described in the Company’s 2014 proxy statement.

Under the Employment Agreement, the Company has the right to terminate Mr. McAuley’s employment for cause in the event of (i) any material breach of the Employment Agreement; (ii) gross misconduct; (iii) gross neglect of duties with the Company or insubordination; (iv) commission, indictment, conviction, guilty plea, or plea of nolo contendre to a crime that constitutes a felony, or a misdemeanor that substantially impairs the performance of duties, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations; (v) an act of theft or dishonesty injurious to the Company; or (vi) violation of any Company policy.

As with the Company’s other executive officers, Mr. McAuley will be subject to the Company’s Executive Non-Change in Control Severance Policy and its Executive Change in Control Severance Policy, on the same terms as described in the Company’s 2014 proxy statement, except that he is not entitled to receive payment of certain “gross-up” payments under the Executive Change in Control Severance Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Mr. McAuley will be subject to noncompetition and nonsolicitation restrictions for eighteen (18) months following the period of his employment; however, such restrictions will not apply if Mr. McAuley’s employment is terminated following a Change in Control of the Company (as defined in the Company’s Executive Change in Control Severance Policy).

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, and reference is made to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. Mr. McAuley also became a party to the Indemnification Agreement in place between the Company and its directors and certain executive officers, which provides enhanced indemnification protection as it relates to his position with the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated July 1, 2014 between the Company and Michael G. McAuley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI International Metals, Inc.
(Registrant)

By:	/s/ Chad Whalen
Chad Whalen
General Counsel & Senior Vice President

Dated: July 8, 2014

Exhibit Index

10.1	Employment Agreement dated July 1, 2014 between the Company and Michael G. McAuley